Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of ContraFect Corporation (a development stage company) on Amendment No. 3 to Form S-1 to be filed on or about July 23, 2014 of our report dated October 11, 2013, except for Note 2, Reverse Stock Split, as to which the date is             , 2014, on our audits of the statements of operations, changes in preferred stock and stockholders’ equity (deficit) and cash flows for the cumulative period from March 17, 2008 (inception) to December 31, 2011 (not separately presented herein). We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

Iselin, New Jersey

                    , 2014

The foregoing consent is in the form that will be signed upon the completion of the reverse stock split described under the caption “Reverse Stock Split” within Note 2 to the financial statements.

/s/ EisnerAmper LLP

Iselin, New Jersey

July 23, 2014